Exhibit 99.1

May 6, 2020

Dear Fellow Shareholders:

We hope you and your family are healthy.

We are incredibly proud of how the TechTarget team has responded to the challenges of COVID-19. Our Q1 results are a testament to the resilience of our team and company. For Q1 2020:

For Q120:

•	Revenue grew 5% to $31.4 million
•	Adjusted EBITDA grew 7% to $8.5 million
•	Adjusted EBITDA margin remained the same at 27% for both Q1 2020 and Q1 2019
•	Priority Engine revenues grew 12%
•	Long term contracts represented 39% of revenue in Q1 2020 up from 33% in Q1 2019
•	Gross margin was 74% for Q1 2020 as compared to 77% in Q1 2019.
•	Adjusted Free Cash flow was $7.7 million, representing 91% of Adjusted EBITDA

TechTarget’s offices have been closed since March. Working remotely has long been a part of our culture. Many of our employees regularly work remotely and have access to the software they need to stay productive. Fortunately, most of our customers have similar situations, so work from home has been less disruptive to our industry then many others. We tend to hire smart, energetic, self-motivated individuals and that is paying off for us as our productivity has remained high while people work from home.

Our customers face pressure of how to continue to generate new revenues during a downturn. It is paramount that they continue to invest in marketing, but as you would expect, most of our customers are scrutinizing their marketing budgets. Our experience in past downturns is that marketing investments that are efficient and drive ROI are resilient and items with less measurable ROI like sporting events, entertainment, branding campaigns, etc. are the first things to be cut. We believe that the megatrend to use data to make sales and marketing teams more efficient, intelligent and competitive will continue in any economic environment. We believe that our products, which utilize our proprietary, first-party purchase intent data will fare well on a relative basis, but we expect it be harder to sign up new customers in this environment. This will mostly affect the roll out of Priority Engine Express, our lower cost version for smaller companies. While the roll-out of Priority Engine Express will be slower, we are still signing up new customers and remain optimistic that this is a good long term opportunity for us.

As you would expect, our customers react to adversity in different ways. We think you can place our customers into three general buckets. There are a handful of companies that view a disruption to the market as an opportunity to play offense and invest in sales and marketing to gain market share. The next bucket of companies will stay the course and continue to invest in marketing to try to generate opportunities for their sales team. The rest of the companies, especially smaller companies with less solid financials, will look to reduce (but usually not eliminate) their marketing expenditures. Our sales and customer success teams are working with our customers and prospects proving that investing in our purchase intent data is among the most efficient investments they can make.

1 of 10

Our philosophy has always been to play offense during a downturn and that has served us very well in the past. We see three potential opportunities. The first is that we believe that our customers will have even more focus on efficiency and ROI, which plays to our strengths. Second, we believe there is a good chance that many face-to-face events that were canceled because of the virus will not be scheduled again in the future or if they do, they will not fully recover. This potentially frees up a segment of marketing budgets that will be re-allocated to online marketing. Third, many of our competitors rely on either compiled lists with no permission to contact or third party cookies to derive purchase intent and deliver online programs. These companies were facing uncertainty from their customers and employees even before the virus due to Google’s announcement that they are phasing out the use of third party cookies. We believe we have an opportunity to expand our market share.

Looking back to the last major downturn in 2009, our online revenue declined 7%. Our business is very different and much more resilient today. In 2009, we had a negligible amount of revenue under long term contracts. Today, 39% of our revenue is subscription. In 2009, the Global 10 cohort of the large, traditional IT vendors represented over 40% of our revenue. Today that number is around 20%. Lastly, in 2009, most of our software customers were selling on-premise licenses and today they are selling subscriptions, so their businesses are also more resilient.

TechTarget has been cash-flow positive for 17 consecutive years through multiple different economic environments. While our philosophy is to play offense, we also believe in careful expense management (which is one of the reasons we enjoy healthy margins and a strong balance sheet in the first place). We have significantly reduced travel expenses and have slowed down on hiring and are scrutinizing all discretionary expenses. We have prepared several scenarios in case the environment deteriorates and we can adapt quickly if we need to.

Balance Sheet and Liquidity

The Company’s balance sheet remains strong.  As of March 31, 2020, we had $45.2 million in cash and investments and $23.4 million of outstanding term loan debt. We owe approximately $1.6 million in principal and interest payments for the rest of 2020. There is a balloon payment in 2023. Under The Coronavirus Aid, Relief and Economic Security Act, we are allowed to defer approximately $1.8 million of employer payroll taxes interest free in 2020. Half will be due in December of 2021 and half will be due in December of 2022. Adjusted Free Cash flow was $7.7 million in Q1 2020, representing 91% of Adjusted EBITDA.

Common Stock Repurchase Plan

In the quarter, we repurchased 736,760 shares of common stock at an average price of $20.10 for an aggregate purchase price of $14.8 million. The $25 million in funds available under the program that we announced in November 2018 have been substantially exhausted and the program is now complete.

Today, the Company is announcing a new stock repurchase program of $25 million. We believe it is prudent to have a plan in place so we can be opportunistic, but you can expect us to be conservative in executing this program in the near term.

Traffic Update

Unpaid traffic represented 94% of overall traffic in the quarter.  As discussed in our last shareholder letter, we are working through the impact of a Google algorithm change in November of 2019, primarily related to how content that requires registration is ranked.  This change reduced our overall traffic but it has not correlated to a reduction in audience yield or revenue.  Our traffic levels have remained stable since the Q4 2019 change. Since the COVID-19 break out there was a temporary drop in traffic in March but that has recovered in April. We have implemented several technical changes to our websites, which we think will improve rankings with future algorithm changes.

Our traffic continues to support our leading competitive position and our ability to meet revenue demands.  SEMRush, an independent research firm, estimates that the value of organic search traffic on our domain in Q1 was over $35 million per month – this is higher than the same metric in Q1 2019 and is more than double the next largest website in the enterprise IT market.

2 of 10

2020 and Q2 Guidance

For Q2 2020, we expect revenues to be between $33 million and $35 million. We expect Adjusted EBITDA to be between $9.8 million and $11.4 million. The environment is very fluid and makes forecasting more challenging. With this in mind, we are going to withdraw our original 2020 guidance and delay revising it until there is more visibility.

Summary

While we will not grow as much as we originally expected in 2020, we know that our value proposition of providing first party data from an audience of opt-in registered members that gives our customers a competitive advantage in going to market in an efficient and intelligent way will fare well on a relative basis. Like past downturns that we have successfully navigated, we believe that we will be able to use our financial strength and offensive mindset to gain market share that will pay off when the market recovers.

We are extremely grateful to the TechTarget Team for how they have responded. We feel the same way about our customers and investors. Be well.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2020 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (May 6, 2020). Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning May 6, 2020 one (1) hour after the conference call through June 6, 2020 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10141083. International callers should dial 1-412-317-0088 and also use the conference number 10141083. Canadian callers should dial 1-855-669-9658 and also use the conference number 10141083. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

3 of 10

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and other one-time charges, if any.

“Adjusted cash flow” means the change in operating cash less purchases of equipment and other capitalized assets and debt repayment.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that Adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, including interest on the term loan. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this Quarterly Report that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this Quarterly Report and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and

4 of 10

uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2019. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

5 of 10

TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended
	March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Revenues	$31,416	$29,972
Cost of revenues(1)	8,151	7,012
Gross profit	23,265	22,960
Operating expenses:
Selling and marketing(1)	12,949	12,446
Product development(1)	2,032	1,987
General and administrative(1)	3,355	3,022
Depreciation and amortization, excluding depreciation of $171, $13, included in cost of revenues	1,345	1,130
Total operating expenses	19,681	18,585
Operating income	3,584	4,375
Interest and other expense, net	(469)	(137)
Income before provision for income taxes	3,115	4,238
Provision for income taxes	908	948
Net income	$2,207	$3,290
Other comprehensive (loss) income, net of tax:
Unrealized loss on investments (net of tax provision of $37, $0)	$(132)	$—
Foreign currency translation (loss) gain	(53)	41
Other comprehensive (loss) gain	(185)	41
Comprehensive income	$2,022	$3,331
Net income per common share:
Basic	$0.08	$0.12
Diluted	$0.08	$0.12
Weighted average common shares outstanding:
Basic	28,004	27,805
Diluted	28,440	28,206

(1) Amounts include stock-based compensation expense as follows:

Cost of revenues	$68	$40
Selling and marketing	2,188	1,691
Product development	196	92
General and administrative	976	639

6 of 10

TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s , except share and per share data)

	March 31, 2020	December 31, 2019
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$40,279	$52,487
Short-term investments	4,887	5,012
Accounts receivable, net of allowance for doubtful accounts of $2,031 and $1,899 respectively	23,554	27,102
Prepaid taxes	—	1,017
Prepaid expenses and other current assets	2,563	1,813
Total current assets	71,283	87,431
Property and equipment, net	12,639	12,371
Goodwill	96,992	93,639
Intangible assets, net	3,590	710
Operating lease assets with right-of-use	25,843	26,385
Deferred tax assets	244	136
Other assets	899	936
Total assets	$211,490	$221,608
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,691	$2,036
Current operating lease liability	2,652	2,571
Current portion of term loan	1,397	1,241
Accrued expenses and other current liabilities	3,956	2,476
Accrued compensation expenses	846	3,679
Income taxes payable	264	65
Contract liabilities	4,548	4,335
Total current liabilities	15,354	16,403
Long-term liabilities:
Long-term portion of term loan	22,007	22,473
Non-current operating lease liability	27,419	28,170
Deferred tax liabilities	1,335	1,611
Total liabilities	66,115	68,657
Leases and contingencies (see Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 55,027,081 and 54,903,824 shares issued, respectively; 27,528,786 and 28,142,519 shares outstanding, respectively	55	55
Treasury stock, at cost; 27,498,295 and 26,761,305 shares, respectively	(199,796)	(184,972)
Additional paid-in capital	322,901	317,675
Accumulated other comprehensive loss	(504)	(319)
Retained earnings	22,719	20,512
Total stockholders’ equity	145,375	152,951
Total liabilities and stockholders’ equity	$211,490	$221,608

7 of 10

TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net income	$2,207	$3,290
Interest expense, net	162	211
Provision for income taxes	908	948
Depreciation and amortization	1,516	1,143
EBITDA	4,793	5,592
Stock-based compensation expense	3,428	2,462
Other expense (income), net	306	(74)
Adjusted EBITDA	$8,527	$7,980

8 of 10

TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net income	$2,207	$3,290
Provision for income taxes	908	948
Net income before taxes	3,115	4,238
Amortization of intangible assets	159	33
Stock-based compensation expense	3,428	2,462
Foreign exchange loss and interest expense	511	168
Adjusted income tax provision (1)	(1,831)	(1,581)
Adjusted net income	$5,382	$5,320

Net income per diluted share	$0.08	$0.12
Weighted average diluted shares outstanding	28,440	28,206

Adjusted net income per diluted share	$0.19	$0.19
Adjusted weighted average diluted shares outstanding (2)	28,440	28,764

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for the three months ended March 31, 2020, includes 0.4 million shares related to unvested stock awards calculated using the treasury method. Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for the three months March 31, 2019 includes 0.5 million shares related to unvested stock awards calculated using the treasury method.

9 of 10

TECHTARGET, INC.

Financial Guidance for the Three Months Ended June 30, 2020

(in 000’s)

(Unaudited)

	Three Months Ended June 30, 2020
	Range
Revenues	$33,000	$35,000

Adjusted EBITDA	9,800	11,400
Depreciation, amortization and stock-based compensation	4,900	4,900
Interest and other expense, net	400	400
Provision for income taxes	1,300	1,700
Net income	$3,200	$4,400

10 of 10